Exhibit 8.2

[WLRK Letterhead]

January 28, 2016

Astoria Financial Corporation

One Astoria Bank Plaza

Lake Success, NY 11040 Ladies and Gentlemen:

We have acted as counsel to Astoria Financial Corporation, a Delaware corporation (“Astoria”), in connection with the planned merger (the “Merger”) pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 28,2015, by and between New York Community Bancorp, Inc., a Delaware Corporation (“NYCB”), and Astoria. The Merger is described in the joint proxy statement/prospectus (“Joint Proxy Statement/Prospectus”), which is included in the registration statement filed on Form S-4 by NYCB (as amended or supplemented through the date hereof) (the “Registration Statement”) in connection with the Merger. Unless otherwise defined, capitalized terms used in this opinion have the meanings assigned to them in the Merger Agreement.

For purposes of this opinion, we have reviewed the Merger Agreement, the Joint Proxy Statement/Prospectus, the Registration Statement, and such other documents and matters of law and fact as we have considered necessary or appropriate. In addition, in rendering this opinion, we have relied upon the representations set forth in the officer’s certificates of NYCB and Astoria to us dated as of the date hereof (the “Officer’s Certificates”). We have assumed that (i) the Merger will be consummated pursuant to and in accordance with the terms of the Merger Agreement and in the manner described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party to the Merger Agreement); (ii) the statements concerning the Merger and the parties thereto set forth in the Merger Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time of the Merger and thereafter; (iii) any such statements made in the Merger Agreement or the Registration Statement qualified by knowledge, intention, belief or any other similar qualification are true, complete and correct, and will remain true, complete and correct at all times up to and including the Effective Time of the Merger and thereafter, in each case as if made without such qualification, (iv) the representations made in the Officer’s Certificates are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time of the Merger and thereafter, (v) any representations set forth in the Officer’s Certificates qualified by knowledge, intention, belief or any similar qualification are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time of the Merger and thereafter, in each case as if made without such qualification, (vi) the Officer’s Certificates have been executed by appropriate and authorized officers of NYCB and Astoria, (vii) the parties to the Merger Agreement have complied with, and if applicable, will continue to comply with, their respective covenants and agreements contained in the Merger Agreement and (viii) NYCB, Astoria and their respective subsidiaries will treat the Merger for United States federal income tax purposes in a manner consistent with the opinion set forth below. If any of the above described assumptions are untrue for any reason or if the Merger is consummated in a manner that is different from the manner described in the Merger Agreement or the Registration Statement, our opinion as expressed below may be adversely affected.

Based upon and subject to the foregoing, and our consideration of such other matters of fact and law as we have considered necessary or appropriate, we hereby confirm to you that the statements set forth under the caption “Material U.S. Federal Income Tax Consequences of the Merger” in the Joint Proxy Statement/Prospectus included in the Registration Statement, subject to the limitations and qualifications set forth therein, constitute our opinion as to the material United States federal income tax consequences of the Merger to U.S. holders of Astoria common stock and preferred stock.

We express no opinion on any issue relating to the tax consequences of the transactions contemplated by the Registration Statement other than the opinion set forth above. Our opinion set forth above is based on the Code, Treasury Regulations promulgated thereunder, administrative pronouncements and judicial precedents, all as of the date hereof. The foregoing authorities may be repealed, revoked or modified, and any such change may have retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied may affect the validity of the opinion set forth herein. We assume no responsibility to inform Astoria of any such change or inaccuracy that may occur or come to our attention.

We are furnishing this opinion in connection with the filing of the Registration Statement and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz